Exhibit 7.8

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2015 (this “Agreement”), is by and between SSI USC Merger Sub, a Delaware limited liability company (“Merger Sub”) and Union Square Cafe Corp., a New York corporation (the “Company,” and together with Merger Sub, the “Parties”), and is approved by the undersigned respective members of the Parties.
RECITALS
WHEREAS, in accordance with Section 18-209 of the Limited Liability Company Act of the State of Delaware (“DLLCA”) and in accordance with Section 904-a of the New York Business Corporation Law (the “NYBCL”), the members and shareholders of each of Merger Sub and the Company, respectively, have determined it to be in the best interests of each such entity that Merger Sub and the Company enter into this Agreement and consummate a merger, on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company (the “Merger”), after which the Company will be the surviving corporation, and that such members and shareholders approve this Agreement, the Merger, and the other transactions contemplated hereby, all in accordance with the NYBCL and the DLLCA, as applicable; and
WHEREAS, the members and shareholders of each of Merger Sub, respectively, and the Company hereby unanimously approve and adopt this Agreement, the Merger, and the other transactions contemplated hereby in accordance with Section 18-209 of the DLLCA and Section 904-a of the NYBCL, respectively.
NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants, and agreements herein contained, and subject to the conditions set forth herein, the Parties hereto agree as follows:
AGREEMENT
ARTICLE I
THE MERGER
SECTION 1.01. The Merger.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Section 18-209 of the DLLCA and Section 904 of the NYBCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate existence of Merger Sub shall cease, (iii) the Company shall be the surviving corporation in the Merger (the “Surviving Entity,” which term shall refer to the Company and any entity into which it is subsequently merged) and shall continue its existence under the laws of the State of New York, and (iv) all of the properties, rights, privileges, powers, and franchises of Merger Sub will vest in the Surviving Entity, and all of the debts, liabilities, obligations, and duties of Merger Sub will become the debts, liabilities, obligations, and duties of the Surviving Entity.

SECTION 1.02. Closing; Effective Time.
(a)    The closing of the Merger shall take place on the date hereof (the “Closing Date”).
(b)    As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of New York in accordance with Section 18-209 of the DLLCA and Section 904-a of the NYBCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of New York or at such other time as the Parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
SECTION 1.03. Certificate of Formation and Operating Agreement.
(a)    The articles of organization of the Company as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.
(b)    The bylaws of the Company shall be the bylaws of the Surviving Entity, to remain unchanged until thereafter amended in accordance with the terms thereof and as provided by applicable law.
SECTION 1.04. Directors; Officers. The sole director of the Company immediately prior to the Effective Time shall remain the sole director of the Surviving Entity until the earlier of its resignation or removal or until its successor is duly appointed. The individuals set forth on Exhibit A shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
SECTION 1.05. Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Entity its right, title, or interest in, to, or under any of the rights, properties, or assets of Merger Sub acquired or to be acquired by the Surviving Entity as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and manager of the Surviving Entity shall be authorized to execute and deliver, in the name of and on behalf of Merger Sub, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of each of such limited liability company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.
SECTION 1.06. Conversion of Membership Interests; Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Merger Sub:
(a)    The ownership interest of the shareholders of the Company outstanding immediately prior to the Effective Time (the “Shares”) shall thereupon be converted into and become exchangeable for an amount of shares of Class A Common Stock, par value $0.001 per share, of Shake Shack Inc., a Delaware corporation (the “Parent”), based upon the amount of Shares held by the shareholders of the Company (the “Merger Consideration”), at the exchange rate of one to one, as set forth on Exhibit B. As of the Effective Time, the Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive, on behalf of the members of the Company, the Merger Consideration.
(b)    The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall thereupon be converted into 100% of the percentage interests of the Surviving Entity.
ARTICLE II
INDEMNIFICATION
SECTION 2.01. Indemnification.
(a)    Each of the Daniel H. Meyer Investment Trust, Paul Bolles-Beaven, Richard Coraine, Michael Romano, David Swinghamer, Walter Robb and Share Our Strength (collectively, the “Indemnitors”) shall, severally and not jointly, based on its pro rata ownership of the Company as of the date hereof, indemnify the Parent and SSE Holdings, LLC, a Delaware limited liability company (“Holdings” and, together with Parent, the “Indemnitees”), and hold each of them harmless from and against, any and all Losses (including, for the avoidance of doubt, taxes) of the Company with respect to any period (or portion thereof) ending prior to the Effective Time, which indemnification obligation shall be limited to the value of the Merger Consideration each Indemnitor receives.
(b)    The Surviving Entity shall promptly notify the Indemnitors in writing upon receipt of notice of any Tax audits, examinations, or assessments that could give rise to indemnification with respect to Tax matters, and of any other matters which could give rise to Losses indemnifiable hereunder. The Indemnitors shall have the right, upon timely notice to the Surviving Entity, to control, at their own expense, the portion of (i) any such audit, examination, or proceeding (including court proceedings) that relates to Taxes, or (ii) any other matter which could give rise to Losses indemnifiable hereunder (each of (i) and (ii), a “Indemnification Proceeding”) and for which it could be liable under this Agreement. Parent and the Surviving Entity shall, at their own expense, have the opportunity to participate in any such Indemnification Proceeding (including being present at all meetings with the relevant Tax authority and at all other proceedings). The Indemnitors shall not resolve, settle, compromise, or abandon any issue or claim that relates to or could affect the Surviving Entity without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, if such action would adversely affect any Tax or other liability of the Surviving Entity for a period (or portion thereof) beginning after the Effective Time.
(c)    The Surviving Entity shall control, at its own expense, any audit, examination, or proceeding or other matter that is not controlled by the Indemnitors under Section 2.01(b) above (including cases in which the Indemnitors elect not to control the audit, examination, proceeding, or other matter). To the extent that any such audit, examination, or proceeding relates to Taxes for which the Indemnitors could be liable, the Indemnitors shall have the right, at their own expense, to participate in any such audit, examination, or proceeding (which participation right shall include, to the extent practicable, being present at all meetings with the relevant Tax authority and at all other proceedings) limited solely to the portion of such audit, examination or proceeding with respect to which indemnity is provided under this Agreement. To the extent that any such audit, examination, proceeding, or other matter does not relate to Taxes for which the Indemnitors could be liable, the Indemnitors shall, at their own expense, have the opportunity to participate in any such audit, examination, proceeding, or other matter, limited solely to the portion of such audit, examination, proceeding, or other matter with respect to which indemnity is provided under this Agreement. Neither Parent nor the Surviving Entity shall resolve, settle, compromise, or abandon any issue or claim that would adversely affect any Tax or other liability of the Indemnitors without the prior written consent of the Indemnitors, which consent shall not be unreasonable withheld or delayed.
(d)    Arbitration of Disputes. To the fullest extent permitted by applicable law, any controversy, dispute, or claim between the Parties arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or any agreement or other instrument executed pursuant hereto (except as specifically provided otherwise in any such other agreement) or otherwise arising out of the execution of any of the foregoing, including any claim based on contract, tort, or statute, shall be determined, at the request of either Party, by arbitration conducted in the English language in New York, New York in accordance with and to the extent permitted by the NY Code - Civil Practice Law and Rules, Article 75 and, to the extent not inconsistent therewith, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association, as amended and in effect on the date the demand for such arbitration is filed with the American Arbitration Association. It is intended that this agreement to arbitrate be valid, enforceable, and irrevocable.
(e)    “Losses” shall mean any claims, losses, liabilities, damages, interest, penalties and out of pocket costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of indemnity rights hereunder (it being understood that Losses shall not include any consequential, special, incidental, indirect or punitive damages).
(f)    “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
ARTICLE III
GENERAL PROVISIONS
SECTION 3.01. Amendment and Modification. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.
SECTION 3.02. Interpretation. When a reference is made in this Agreement to an Article, Section, or subsection, such reference shall be to an Article, Section, or subsection of this Agreement unless otherwise indicated. Headings of the Articles and Sections of this Agreement are for the convenience of reference only and shall be given no substantive or interpretive effect whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.
SECTION 3.03. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

SECTION 3.04. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder with the prior written consent of the other Party.
SECTION 3.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
SECTION 3.06. Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
SECTION 3.07. No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
SECTION 3.08. Governing Law. This Agreement, and all disputes arising herefrom, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
SECTION 3.09. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.
SECTION 3.10. Tax Treatment. To the extent permitted by applicable law, the Parties shall, for federal income tax purposes, treat the Merger and the merger of the Company with Shake Shack Inc. (with Shake Shack Inc. surviving), taken together, as a “reorganization” (as defined in section 368(a) of the Internal Revenue Code of 1986, as amended). This Agreement is intended to constitute a “plan of reorganization” as described in Treasury Regulation Section 1.368-2(g).
SECTION 3.11. Tax Refunds. Any Taxes of the Surviving Entity relating to any Tax period (or portion thereof) prior to the Effective Time that are (a) refunded to the Surviving Entity or Parent or (b) credited against a Tax liability of the Surviving Entity or Parent with respect to a period (or portion thereof) beginning after the Effective Time, other than any such refunds or credits of Tax that are attributable to a loss, credit, or other Tax attribute arising in periods beginning after the Effective Time (“Tax Refunds”) shall, net of any Taxes incurred in respect of the receipt or accrual of such refund or credit and net of any other reasonable expenses attributable thereto, promptly be paid over to the Indemnitors. The Indemnitors shall have the right to determine whether any claim for refund or credits of Taxes shall be made by or on behalf of the Surviving Entity or Parent with respect to a period (or portion thereof) ending on or prior to the Effective Time and if the Indemnitors elect to make such a claim, Parent, and the Surviving Entity shall cooperate at the Indemnitors’ expense in connection therewith, including the preparation of any Tax return that is required to be filed by the Surviving Entity.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SSI USC Merger Sub LLC
By:	Shake Shack Inc.,
its sole member

By:	s/Randy Garutti
Name:	Randy Garutti
Title:	Chief Executive Officer

UNION SQUARE CAFE CORP.
By:	s/Daniel Meyer
Name:	Daniel Meyer
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned shareholders of the Company hereby approve the Agreement, the transactions contemplated hereby, and the performance of the obligations hereunder.

DANIEL H. MEYER INVESTMENT TRUST

By:	/s/ Daniel Meyer
Name: Daniel Meyer
Title: Co-Trustee

/s/ Paul Bolles-Beaven
Paul Bolles-Beaven

/s/ Richard Coraine
Richard Coraine

/s/ Michael Romano
Michael Romano

/s/ David Swinghamer
David Swinghamer

SHARE OUR STRENGTH

By:	/s/ John M. Green
Name: John M. Green
Title: CFO & COO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned member of Merger Sub hereby approves the Agreement, the transactions contemplated hereby, and the performance of the obligations hereunder.

SHAKE SHACK INC.

By:	/s/ Randy Garutti
Name: Randy Garutti
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Ronald Palmese                Vice President, General Counsel and Secretary

[Exhibit A to Agreement and Plan of Merger]

EXHIBIT B

Shareholders of Union Square Cafe Corp.	Merger Consideration
Daniel H. Meyer Investment Trust	1,390,218 Shares of Class A Common Stock of Shake Shack Inc.
Paul Bolles-Beaven	108,506 Shares of Class A Common Stock of Shake Shack Inc.
Richard Coraine	40,951 Shares of Class A Common Stock of Shake Shack Inc.
Michael Romano	32,941 Shares of Class A Common Stock of Shake Shack Inc.
David Swinghamer	68,573 Shares of Class A Common Stock of Shake Shack Inc.
Walter Robb	21,648 Shares of Class A Common Stock of Shake Shack Inc.
Share Our Strength	64,967 Shares of Class A Common Stock of Shake Shack Inc.

[Exhibit B to Agreement and Plan of Merger]